Exhibit 99.1

TO BUSINESS AND HEALTH EDITORS:

Michael Henry Joins Align Technology as VP Information Technology & CIO

          SANTA CLARA, Calif., Dec. 12 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, has hired Michael Henry as Vice President, Information Technology and Chief Information Officer, effective immediately. Mr. Henry will report directly to Align President and Chief Executive Officer, Thomas M. Prescott, and will be responsible for all aspects of the Company’s IT infrastructure, including internal business applications and information security.

          “Michael Henry’s experience and achievements demonstrate his commitment to supporting business strategies with technology infrastructure,” said Mr. Prescott. “I am pleased to have him on our team, and look forward to his contributions and leadership across our global IT organization.”

          Mr. Henry has more than seventeen years of enterprise-wide technical and IT leadership experience. Prior to joining Align, Mr. Henry was Vice President, Global IT & Information Security for IHS Inc., a Colorado-based information services provider where he was instrumental in combining two global IT organizations into a shared, cost-effective service.

          Previously, Mr. Henry was Senior Director of Global Architecture and Information Security at Applied Materials, and Director of Enterprise Information Security and Infrastructure at Silicon Graphics, where he designed and deployed IT systems in the U.S., Europe and Asia-Pacific. Earlier in his career Mr. Henry held technical positions at Tab Products, the University of California at Berkeley, and Alza Corporation.

          Mr. Henry is an Honors Graduate of The University of San Francisco with a degree in Management Information Systems.

          About Align Technology, Inc.
          Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

          To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

Investor Relations Contact	Press Contact
Barbara Domingo	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
408-470-1000	678-417-1767
investorinfo@aligntech.com	shannon@ethoscommunication.com

SOURCE  Align Technology, Inc.
          -0-                                                  12/12/2005
          /CONTACT:  Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
          /FCMN Contact: bdomingo@aligntech.com/
          /Web site:  http://www.invisalign.com /
          (ALGN)